EXHIBIT 99.1

Hanmi Financial Corp. Appoints Michael McCall as Chief Financial Officer

LOS ANGELES, Nov. 12, 2014 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) ("Hanmi"), the holding company for Hanmi Bank (the "Bank"), today announced that Michael W. McCall has been appointed Executive Vice President & Chief Financial Officer ("CFO"), effective November 12, 2014. As CFO, Mr. McCall will oversee Hanmi's finance and accounting functions, as well as investor relations.

"We are delighted to welcome Michael as CFO," said C. G. Kum, President and Chief Executive Officer. "Michael brings a wealth of expertise to Hanmi. He has strong leadership capabilities with excellent financial, accounting and operational acumen in the banking industry. Given his significant experience with banks involved in mergers and acquisitions, Michael is particularly well-suited to lead Hanmi's complex accounting and financial reporting activities now that we have completed our acquisition of United Central Bank, a wholly-owned subsidiary of Central Bancorp, Inc."

Michael McCall brings more than 35 years of experience in banking and financial services to Hanmi. Most recently, Mr. McCall served as Senior Vice President and Principal Accounting Officer at BBCN Bank, where he managed the accounting and financial reporting functions for the bank and its holding company. Prior to BBCN Bank, he held numerous leadership positions in the banking sector. Mr. McCall earned his B.A. from the University of California, Los Angeles.

"I look forward to leading Hanmi's finance team as we integrate our recent acquisition and move forward with our goals of expanding the business, reducing balance sheet risk and improving operational efficiencies," said Mr. McCall.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities across California, Texas, Illinois, Virginia, New Jersey and New York with 49 full-service branches as well as loan production offices in Colorado, Texas, Virginia, and Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

CONTACT: Christina C. Lee
         FVP & Senior Strategy Officer
         213-427-5631

         Lasse Glassen
         Investor Relations
         Addo Communications
         310-829-5400